Exhibit 4.4

Execution Copy

THIRD AMENDED AND RESTATED SUPPLEMENTAL SERVICING AGREEMENT

THIS THIRD AMENDED AND RESTATED SUPPLEMENTAL SERVICING AGREEMENT is made as of April 1, 2018 (this “Agreement”), among American Express Travel Related Services Company, Inc., a New York corporation (the “Servicer”), American Express National Bank, a national banking association (“AENB” or the “Subservicer”), American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (“RFC III” or the “Transferor”).

RECITALS

WHEREAS, RFC III, as Transferor, the Servicer and The Bank of New York Mellon, as Trustee (in such capacity, the “Trustee”), together with American Express Receivables Financing Corporation II, a Delaware corporation (“RFC II”), as a transferor prior to July 20, 2016, and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”), as a transferor prior to the date hereof (the “Bank/RFC Merger Date”), have previously entered into the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006 and as of July 20, 2016 (as so amended and supplemented and otherwise modified prior to the date hereof, the “Existing Pooling and Servicing Agreement”);

WHEREAS, RFC III and the Servicer, together with RFC II, as a transferor prior to July 20, 2016, RFC IV, as a transferor prior to the Bank/RFC Merger Date, American Express Centurion Bank, a Utah state-chartered industrial bank (“Centurion”), as a subservicer prior to the Bank/RFC Merger Date, and American Express Bank, FSB, a federal savings bank (“FSB”), as a subservicer prior to the Bank/RFC Merger Date, have previously entered into a Supplemental Servicing Agreement, dated as of June 30, 2004, as amended and restated on March 30, 2010 and on July 20, 2016 (as so amended and restated and as otherwise modified prior to the date hereof, the “Original Supplemental Servicing Agreement”) to memorialize the terms on which the Servicer is compensated for servicing and administering the Receivables allocated to the Transferors’ Interest pursuant to the Existing Pooling and Servicing Agreement;

WHEREAS, as of the Bank/RFC Merger Date, (i) Centurion has converted into AENB pursuant to the National Bank Act and regulations of the Office of the Comptroller of the Currency, (ii) FSB has merged with and into AENB pursuant to the Agreement and Plan of Merger, dated February 23, 2018, between AENB and FSB, and (iii) RFC IV has merged with and into RFC III pursuant to the Agreement of Merger, dated as of March 29, 2018, between RFC III and RFC IV, and the certificate of merger related thereto filed with the office of the Secretary of State of the State of Delaware and effective as of April 1, 2018;

WHEREAS, concurrently with the execution of this Agreement, the Existing Pooling and Servicing Agreement is being amended and restated pursuant to the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2018 (as so amended and restated and as otherwise modified from time to time, the “Pooling and Servicing

Agreement”), among RFC III, the Servicer and the Trustee, to, among other things, reflect the merger of RFC IV with and into, and the assumption of the performance of the covenants and obligations of RFC IV thereunder by, RFC III;

WHEREAS, pursuant to this Agreement, the parties hereto desire to amend and restate the Original Supplemental Servicing Agreement in its entirety in order to, among other things, reflect the conversion of Centurion into AENB, the merger of FSB with and into AENB and the merger of RFC IV with and into RFC III.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Servicer, the Subservicer, and the Transferor hereby agree as follows:

1.        Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement, a copy of which has been delivered by the Servicer to the Subservicer.

2.        Servicing Compensation Relating to the Transferors’ Interest.    As compensation for servicing and administering the Receivables allocated to the Transferors’ Interest pursuant to the Pooling and Servicing Agreement, the Transferor shall pay to the Servicer, in immediately available funds on each Distribution Date, a servicing fee in an amount equal to one-twelfth of the product of (i) 2% and (ii) the Transferor Amount as of the last day of the Monthly Period preceding such Distribution Date.

3.        Engagement of the Subservicer. Pursuant to Section 3.01 of the Pooling and Servicing Agreement, the Servicer hereby confirms engagement of AENB to subservice and administer the Receivables arising in the Accounts owned by AENB (the “Receivables”). AENB hereby accepts such engagement under this Agreement.

4.        Subservicing Fees.        (a)      As compensation for subservicing and administering the Receivables in accordance with this Agreement, the Servicer shall pay to the Subservicer, in immediately available funds on each Distribution Date, a subservicing fee in an amount equal to $1,000 (the “Subservicing Fee”). The Subservicing Fee may be adjusted from time to time to reflect such factors as the Servicer and the Subservicer mutually agree will result in a Subservicing Fee determined to be fair consideration for the subservicing and administrative obligations performed by the Subservicer.

(b)        Payment of the Subservicing Fees shall be independent of, and shall not be conditioned in any way on, the receipt by the Servicer of the Servicing Fee under the Pooling and Servicing Agreement or the servicing compensation described in Section 2 of this Agreement.

(c)        Promptly upon the execution of this Agreement, the Servicer shall pay any and all unpaid Subservicing Fees that accrued under the Original Supplemental Servicing Agreement as of the date of this Agreement.

5.        Duties of the Subservicer.    (a)    As agent for the Servicer, the Subservicer shall take all actions reasonably requested by the Servicer to subservice and administer the

Receivables, to collect and deposit into the Collection Account payments due under such Receivables and to charge-off as uncollectible such Receivables, in each case in accordance with the Pooling and Servicing Agreement, the applicable Account Agreements, the applicable Credit Guidelines, and the Subservicer’s customary and usual servicing procedures for servicing credit or charge receivables comparable to such Receivables. As agent for the Servicer, the Subservicer shall have full power and authority, whether acting in its own name or on behalf of another and whether acting alone or through the Servicer, to do any and all things in connection with such subservicing and administration which it may deem necessary or desirable and which is permitted of the Servicer under the Pooling and Servicing Agreement.

(b)        The Subservicer shall not be obligated to use separate servicing procedures, offices, employees, or accounts for subservicing the Receivables from the procedures, offices, employees, and accounts used by the Subservicer in connection with servicing other comparable receivables. The Subservicer may commingle Collections on the Receivables to the extent permitted of the Servicer under the Pooling and Servicing Agreement.

(c)        The Servicer shall furnish the Subservicer with any files, records, or documents necessary or appropriate to enable the Subservicer to carry out its subservicing and administrative duties hereunder. The Subservicer shall furnish the Servicer with any files, records, or documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under the Pooling and Servicing Agreement.

(d)        The Subservicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with its subservicing activities hereunder.

(e)        The Subservicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Receivable and the related Account, will maintain in effect all qualifications required under Requirements of Law in order to subservice properly each Receivable and the related Account, and will comply in all material respects with all other Requirements of Law in connection with subservicing each Receivable and the related Account, the failure to comply with which would have an Adverse Effect.

(f)        The Subservicer shall not authorize any rescission or cancellation of any Receivable except in accordance with the applicable Credit Guidelines or as ordered by a court of competent jurisdiction or other Governmental Authority.

(g)        The Subservicer shall not take any action which, or omit to take any action the omission of which, would impair the rights of the Trustee in any Receivable. The Subservicer shall not reschedule, revise, or defer payments due on any Receivable except in accordance with the applicable Credit Guidelines, nor shall it sell any assets in the Trust.

(h)        Except in connection with its enforcement or collection of an Account, the Subservicer shall not take any action to cause any Receivable to be evidenced by any instrument (as defined in the UCC).

(i)        As reasonably requested by the Servicer, the Subservicer shall (i) furnish the Servicer with true and complete copies of all reports, statements, certificates, notices, and other documents received or generated by the Subservicer in connection with its duties hereunder and (ii) cooperate with the Servicer in taking any and all actions which the Servicer deems necessary in order for it to satisfactorily perform its obligations under the Pooling and Servicing Agreement. Nothing in this Agreement shall be construed as granting to the Subservicer any right or power with respect to the Receivables that is more expansive than that granted to the Servicer under the Pooling and Servicing Agreement.

6.        Reimbursement of the Servicer.    The Subservicer shall reimburse the Servicer for any loss arising from a claim or demand (including any claim for damages and any demand to accept an assignment of Receivables) that is made against the Servicer under the Pooling and Servicing Agreement and that arises from the Subservicer’s misconduct, negligence, or failure to abide by the terms of this Agreement (including provisions of the Pooling and Servicing Agreement made applicable by this Agreement).

7.        Representations, Warranties, and Covenants of the Parties.    Each party, for and as to itself only, hereby makes the following representations, warranties, and covenants for the benefit of the other parties:

(a)        Such party is and will remain a legal entity duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Such party has, in all material respects, full power and authority to own its properties and conduct its business as presently owned or conducted. Such party has and will have, in all material respects, full power and authority to execute, deliver, and perform its obligations under this Agreement.

(b)        Such party is and will remain duly qualified to do business, is and will remain in good standing as a foreign entity (or is exempt from such requirements), and has obtained and will retain all necessary licenses and approvals, in each jurisdiction in which its obligations under this Agreement require such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement.

(c)        Such party’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such party.

(d)        This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally or by general principles of equity.

(e)        The execution and delivery of this Agreement by such party, and the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such party is a party or by which it or its properties are bound.

(f)        The execution and delivery of this Agreement by such party, the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with or violate any Requirements of Law applicable to such party.

(g)        There are no proceedings or investigations pending or, to the best knowledge of such party, threatened against such party before any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement or seeking any determination or ruling that, in the reasonable judgment of such party, would materially and adversely affect the performance by such party of its obligations under this Agreement.

(h)        All authorizations, consents, orders, or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected, or given by such party in connection with the execution and delivery of this Agreement by such party, and the performance of the transactions contemplated by this Agreement by such party, have been duly obtained, effected, or given and are and will remain in full force and effect.

8.        Resignation or Termination of the Subservicer.    The Subservicer may resign at any time upon at least 45 days prior written notice to the Servicer. The Servicer may terminate the Subservicer at any time upon at least 45 days prior written notice to the Subservicer. The Servicer also may terminate the Subservicer at any time without prior notice if (i) the Subservicer fails to perform its obligations hereunder or (ii) any event occurs which materially and adversely affects the ability of the Subservicer or the Servicer to collect the Receivables, the ability of the Subservicer to perform its obligations hereunder, or the ability of the Servicer to perform its obligations under the Pooling and Servicing Agreement.

9.        Term.    Except as provided in Section 8 of this Agreement, this Agreement shall continue in full force and effect until the earlier of (i) the termination of the Servicer under the Pooling and Servicing Agreement or (ii) the termination of the Pooling and Servicing Agreement.

10.        Notices.    All notices, requests, and other communications permitted or required hereunder shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telex or facsimile as follows:

If to the Servicer, addressed to:

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

200 Vesey Street

New York, New York 10285

Attn: Treasurer (facsimile no. (212) 619-7099),

If to AENB, addressed to:

American Express National Bank

4315 South 2700 West

Room 1900, Mail Code 02-01-50

Salt Lake City, Utah 84184

Attn: President (facsimile no. (801) 945-4711),

If to RFC III, addressed to:

American Express Receivables Financing Corporation III LLC

4315 South 2700 West

Room 1100, Mail Code 02-01-46

Salt Lake City, Utah 84184

Attn: President (facsimile no. (801) 945-4712),

with a copy to American Express Travel Related Services Company, Inc., as administrator, American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285, Attention: General Counsel (facsimile no. 212-619-7099), or to such other place within the United States of America as any party may designate as to itself by written notice to the other parties. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telex or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or the beginning of the next business day after receipt if received after the recipient’s normal business hours.

11.        Non-Petition Covenant.    The Servicer and the Subservicer hereby covenants and agrees that it will not at any time institute against any Transferor, or join in instituting against any Transferor, any case or proceeding under the United States Bankruptcy Code or any other bankruptcy, insolvency, or similar law.

12.        Successors and Assigns.    This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Subservicer may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Servicer.

13.        Severability.    The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14.    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

15.        GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

16.        Captions.    The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

17.        Entire Agreement; Amendments; Waiver.    This Agreement constitutes the entire agreement of the parties on the subject matter addressed herein and supersedes any other agreement of the parties on such subject matter. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN EXPRESS TRAVEL RELATED
SERVICES COMPANY, INC.

By:	/s/ David L. Yowan
Name: David L. Yowan
Title: Treasurer

AMERICAN EXPRESS NATIONAL BANK

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS RECEIVABLES
FINANCING CORPORATION III LLC

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	President